UNITED STATES

SECURITIES AND EXCHANGE COMMISSION

Washington, D.C. 20549

Form 8-K

CURRENT REPORT

PURSUANT TO SECTION 13 OR 15 (d)

OF THE SECURITIES EXCHANGE ACT OF 1934

Commission File Number 000-21915

Date of Report: February 13, 2009

COLDWATER CREEK INC.

(Exact name of registrant as specified in its charter)

DELAWARE	82-0419266
(State of other jurisdiction of incorporation or organization)	(I.R.S. Employer Identification No.)

ONE COLDWATER CREEK DRIVE, SANDPOINT, IDAHO 83864

(Address of principal executive offices)

(208) 263-2266

(Registrant’s telephone number, including area code)

Check the appropriate box below if the Form 8-K filing is intended to simultaneously satisfy the filing obligation of the registrant under any of the following provisions (see General Instruction A.2. below):

☐	Written communications pursuant to Rule 425 under the Securities Act (17 CFR 230.425)

☐	Soliciting material pursuant to Rule 14a-12 under the Exchange Act (17 CFR 240.14a-12)

☐	Pre-commencement communications pursuant to Rule 14d-2(b) under the Exchange Act (17 CFR 240.14d-2(b))

☐	Pre-commencement communications pursuant to Rule 13e-4(c) under the Exchange Act (17 CFR 240.13e-4(c))

Item 1.01  Entry Into a Material Definitive Agreement

On February 13, 2009, Coldwater Creek Inc. (the “Company”), through its wholly-owned subsidiaries Coldwater Creek U.S. Inc., Coldwater Creek the Spa, Inc. and Coldwater Creek Merchandising & Logistics Inc. (collectively, the “Borrowers”), obtained a secured revolving line of credit pursuant to a Credit Agreement (the “Agreement”) with Wells Fargo Retail Finance, LLC, as administrative agent, collateral agent and lender (the “Lender”). This credit facility replaces the Company’s previous unsecured revolving line of credit with Wells Fargo Bank, National Association pursuant to the Amended and Restated Credit Agreement dated February 13, 2007 between the Company and Wells Fargo Bank, National Association (the “Prior Agreement”).

The Agreement provides for a $70,000,000 revolving line of credit, with subfacilities for the issuance of up to $70,000,000 in letters of credit and swingline advances of up to $10,000,000. The actual amount of credit that is available from time to time under the Agreement is limited to a borrowing base amount that is determined according to, among other things, a percentage of the value of eligible inventory plus a percentage of the value of eligible credit card receivables, as reduced by certain reserve amounts that may be required by the Lender. The proceeds of any borrowings under the Agreement are available for working capital and other general corporate purposes.

Borrowings under the Agreement will generally accrue interest at a margin ranging from 2.25% to 2.75% (determined according to the average unused availability under the credit facility) over a reference rate of, at the Company’s election, either LIBOR or a base rate determined by the Lender from time to time.  Standby letters of credit under the credit facility accrue fees at a rate equal to interest margin that is in effect from time to time. Commitment fees accrue at a rate of 0.50%, which is assessed on the average unused portion of the credit facility maximum amount.

The obligations of the Borrowers under the Agreement and the other loan documents are guarantied by the Company and the Company’s direct and indirect wholly-owned domestic subsidiaries that are not Borrowers. Such obligations are secured by a lien on substantially all of the personal property of the Company and its direct and indirect wholly-owned domestic subsidiaries.

Unlike the Prior Agreement, which contained minimum net worth, minimum fixed charge coverage ratio and minimum cash balance financial covenants, the Agreement has financial covenants that are limited to capital expenditures, minimum inventory book value and maximum facility usage as a percentage of the borrowing base value. The Agreement also contains various restrictive covenants relating to customary matters, such as indebtedness, liens, investments, acquisitions, mergers, dispositions and dividends.

The Agreement generally contains customary events of default for credit facilities of this type. Upon an event of default that is not cured or waived within any applicable cure periods, in addition to other remedies that may be available to the Lender, the obligations under the Agreement may be accelerated, outstanding letters of credit may be required to be cash collateralized and remedies may be exercised against the collateral.

Item 1.02  Termination of a Material Definitive Agreement

Effective February 13, 2009, the Company terminated the Prior Agreement with Wells Fargo Bank, National Association, and the other financial institutions a party thereto, as described under Item 1.01 above, which description is incorporated by reference to this Item 1.02. The Company did not incur any material early termination penalties in connection with the termination of the Prior Agreement.

Item 2.03 Creation of a Direct Financial Obligation or an Obligation under an Off-Balance Sheet Arrangement of a Registrant.

The description of the Agreement described above under Item 1.01 is incorporated by reference to this Item 2.03. The Company has not drawn down any amounts under this credit facility to date. Under the Prior Agreement, the Company has approximately $14 million in letters of credit outstanding to various vendors which will be transferred to the Agreement and governed by its terms. There are no payment obligations with respect to these letters of credit other than the fees described above and in the Agreement unless and until a beneficiary draws on a letter of credit, in which case the Company would be required to reimburse the issuing lender for the amount of the draw.

SIGNATURES

Pursuant to the requirements of the Securities Exchange Act of 1934, the registrant has duly caused this report to be signed on its behalf by the undersigned hereunto duly authorized.

COLDWATER CREEK INC.

Date: February 17, 2009

/s/ Timothy O. Martin
Timothy O. Martin, Senior Vice President and
Chief Financial Officer